Exhibit 10.2

FORM OF EXECUTIVE PERFORMANCE STOCK UNIT AGREEMENT

This Performance Stock Unit Agreement (this “Agreement”) is made and entered into as of [DATE] (the “Grant Date”) by and between Target Hospitality Corp., a Delaware corporation (the “Company”), and [EXECUTIVE NAME] (the “Participant”). This Agreement is being entered into pursuant to the Target Hospitality Corp. 2019 Incentive Award Plan (the “Plan”). Capitalized terms used in this Agreement but not defined herein will have the meaning ascribed to them in the Plan.

1.            Grant of Performance Units. Pursuant to Section 9 of the Plan, the Company hereby issues to the Participant on the Grant Date an Award consisting of [NUMBER] Performance Stock Units (the “Performance Units”), subject to adjustment as specified on Exhibit A to this Agreement. Each Performance Unit represents the right to receive one Common Share, subject to the terms and conditions set forth in this Agreement and the Plan. The Performance Units shall be credited to a separate account maintained for the Participant on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

2.            Consideration. The grant of the Performance Units is made in consideration of the services to be rendered by the Participant to the Company.

3.            Vesting. Except as otherwise provided herein or in the Plan, the Performance Units shall become vested based on (i) continued service with the Company until the third (3rd) anniversary of the Grant Date (the “Restricted Period”), and (ii) the attainment of the Performance Criteria specified on Exhibit A to this Agreement. Any portion of the Performance Units that does not become vested in accordance with the preceding provisions of this Section 3 and Exhibit A shall be forfeited to the Company for no consideration as of the date of the termination of the Employee’s employment with the Company.  Once vested, the Performance Units shall become “Vested Units.”

4.            Termination of Service/Employment.

4.1         Except as otherwise provided in the employment agreement entered into between the Participant and Target Logistics Management, LLC, dated [DATE] (the “Employment Agreement”), the vesting schedule above notwithstanding, if the Participant’s employment or service terminates for any reason at any time before all of the Performance Units have vested, the Participant’s unvested Performance Units shall be automatically forfeited upon such termination of employment or service and neither the Company nor any Affiliate shall have any further obligations to the Participant under this Agreement. In accordance with the Employment Agreement, if the Participant’s employment is terminated without Cause or by the Executive for Good Reason at any time prior to the first anniversary of the Grant Date, the time vesting requirement described in Section 3(i) of the Agreement a minimum of 12.5% of the Performance Units shall be satisfied as of the date of such termination of employment (and the remaining portion shall be forfeited) and such Performance Units shall be held by the Participant until the end of the Restricted Period and settled based on the attainment level for the Performance Criteria as provided in Section 3(ii) above. Notwithstanding any provision of this Agreement or the Plan to the contrary, (i) if the Participant’s employment or service terminates due to Retirement, and the Participant has been continuously employed by the Company for at least twelve (12) months following the Grant Date, then the time vesting requirement described in Section 3(i) of the Agreement shall be satisfied with respect to a pro-rata portion of the Participant’s Performance Units based on completed calendar months since the Grant Date (and the remaining portion shall be forfeited); and (ii) if the Participant experiences a Qualifying Termination, the time vesting requirement described in Section 3(i) of the Agreement shall be satisfied in its entirety; provided, however, that in either case such Performance Units shall be held by the Participant until the end of the Restricted Period and settled based on the attainment level for the Performance Criteria as provided in Section 3(ii) above.

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4.2            Notwithstanding any provision of this Agreement or the Plan to the contrary, upon the occurrence of a Change in Control, the attainment level for the Performance Criteria shall be the greater of Target Level or the level of actual performance as of the date of such Change in Control.

5.            Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the Performance Units are settled, the Performance Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Performance Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Performance Units will be forfeited by the Participant and all of the Participant’s rights to such units shall immediately terminate without any payment or consideration by the Company.

6.            Rights as Shareholder; Dividend Equivalents.

6.1            The Participant shall not have any rights of a shareholder with respect to the Common Shares underlying the Performance Units unless and until the Performance Units vest and are settled by the issuance of such Common Shares. Subject to Section 7 below, the Participant shall be the record owner of the Common Shares underlying the Performance Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

6.2            In the event that the Company pays any cash dividends on its Common Shares between the Grant Date and the date when the Performance Units are settled in accordance with Section 7 hereof or are forfeited, the Participant’s Account shall be credited on the date such dividend is paid to shareholders with an amount equal to all cash dividends that would have been paid to the Participant if one Common Share had been issued on the Grant Date for each Performance Unit granted to the Participant (“Dividend Equivalents”). Dividend Equivalents shall be credited to the Participant’s Account and interest may be credited on the amount of cash Dividend Equivalents credited to the Participant’s Account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to the Participant’s Account shall be subject to the same vesting and other restrictions as the Performance Units to which they are attributable and shall be paid on the same date that the Performance Units to which they are attributable are settled in accordance with Section 7 hereof. Dividend Equivalents credited to the Participant’s Account shall be distributed in cash or, at the discretion of the Committee, in Common Shares having a Fair Market Value equal to the amount of the Dividend Equivalents and interest, if any. Any accumulated and unpaid Dividend Equivalents attributable to Performance Units that are cancelled will not be paid and will be immediately forfeited upon cancellation of the Performance Units.

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7.            Settlement of Performance Units.

7.1            Promptly upon the expiration of the Restricted Period, and in any event no later than March 15th of the calendar year following the calendar year in which the Restricted Period ends, the Company shall (a) issue and deliver to the Participant, or his or her beneficiary, without charge, the number of Common Shares equal to the number of Vested Units, and (b) enter the Participant’s name on the books of the Company as the shareholder of record with respect to the Common Shares delivered to the Participant; provided, however, that the Committee may, in its sole discretion elect to (i) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of the Performance Units or (ii) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Shares as of the date on which the Restricted Period lapsed with respect to the Performance Units, less an amount equal to any required tax withholdings.

7.2            Notwithstanding the preceding, the form of payment for this Award will be determined based on approval by the Company’s shareholders of the proposed increase in the number of shares available for issuance under the Plan at the May 19, 2022 annual meeting of Company’s shareholders. If such approval is not received, then all payments under this Award will be made in cash.

8.            No Rights to Continued Service/Employment. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an employee, consultant or director of the Company or of any Affiliate. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company or an Affiliate to terminate the Participant’s employment or service with the Company or an Affiliate at any time, with or without Cause.

9.            Adjustments. In the event of any change to the outstanding Common Shares or the capital structure of the Company (including, without limitation, a Change in Control), if required, the Performance Units shall be adjusted or terminated in any manner as contemplated by Section 12 of the Plan.

10.            Beneficiary Designation. The Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to his or her rights under this Agreement and the Plan, if any, in case of his or her death, in accordance with Section 16(f) of the Plan.

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11.            Tax Liability and Withholding.

11.1            The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the Performance Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes in accordance with Section 16(c) of the Plan. The Participant may satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means of the Plan, (a) tendering a cash payment, (b) if the Committee has adopted a formal procedure allowing any participant to authorize the Company to withhold Common Shares from the Common Shares otherwise issuable or deliverable to the Participant as a result of the vesting of the Performance Units (provided, however, that no Common Shares shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law), issuing such authorization, or (c) delivering to the Company previously owned and unencumbered Common Shares. Notwithstanding the foregoing, in the event the Participant fails to provide timely payment of all sums required to satisfy any applicable federal, state and local withholding obligations in respect of the Performance Units, the Company shall treat such failure as an election by the Participant to satisfy all or any portion of the Participant’s required payment obligation pursuant to Section 11.1(b) above.

11.2            Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Performance Units or any subsequent sale of any shares; and (b) does not commit to structure the Performance Units to reduce or eliminate the Participant’s liability for Tax-Related Items.

12.            Compliance with Law. The issuance and transfer of Common Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Common Shares may be listed. No Common Shares shall be issued pursuant to Performance Units unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register the Common Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

13.            Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the General Counsel & Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

14.            Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Texas without regard to conflict of law principles.

15.            Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

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16.            Participant Bound by Plan. This Agreement is subject to all terms and conditions of the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

17.            Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Performance Units may be transferred by will or the laws of descent or distribution.

18.            Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law. If any provision of the Plan or any Award or Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

19.            Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Performance Units in this Agreement does not create any contractual right or other right to receive any Performance Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company.

20.            Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel Performance Units, prospectively or retroactively; provided that no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.

21.            Section 409A.

21.1            This Agreement is intended to comply with Section 409A of the Code and the regulations issued thereunder (“Section 409A”) or an exemption thereunder and shall be construed and interpreted in a manner consistent with the requirements for avoiding additional taxes or penalties under Section 409A.

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21.2         If and to the extent any portion of any payment provided to the Participant under this Agreement in connection with the Participant’s separation from service (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is a “specified employee” as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with the procedures separately adopted by the Company for this purpose, by which determination the Participant, as a condition to accepting benefits under this Agreement and the Plan, agrees that he or she is bound, such portion of the shares of the Company’s common stock to be delivered on a vesting date or the cash equivalent shall not be delivered or paid before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (ii) the tenth 10th day after the date of the Participant’s death (as applicable, the “New Payment Date”). The cash equivalent of the shares that otherwise would have been delivered to the Participant during the period between the date of separation from service and the New Payment Date or the shares themselves shall be paid or delivered to the Participant on such New Payment Date, and any remaining shares or the cash equivalent will be delivered on their original schedule. Neither the Company nor the Participant shall have the right to accelerate or defer the delivery of any such shares or cash payment except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and this Agreement and the Plan shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement and the Plan shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.

21.3            Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

22.            No Impact on Other Benefits. The value of the Participant’s Performance Units is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

23.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

24.            Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts Performance Units subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Performance Units or disposition of the underlying shares and that the Participant should consult a tax advisor prior to such vesting, settlement or disposition.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TARGET HOSPITALITY CORP.

By:
Name:
Title:

[PARTICIPANT NAME]

By:

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Exhibit A

2022 Performance Criteria

The Participant’s Performance Units shall become vested based on the satisfaction of both the (i) the time vesting requirement described in Section 3(i) of the Agreement, and (ii) the Performance Criteria described in this Exhibit A. The initial number of Performance Units specified in Section 1 of the Agreement shall be the number of Common Shares delivered upon settlement of the Performance Units subject to the Agreement if payment is made at the “Target Level.” This initial number of Performance Units shall be adjusted based on the attainment of the Performance Criteria described in Section 3 below.

1.            Performance Period: The performance period shall be the period between January 1, 2022 and December 31, 2024.

2.            Award Level: The Performance Units subject to this Agreement will be earned based on the Company’s performance for the Performance Period. Following the end of the Performance Period, the Committee shall determine the number of Performance Units earned for the Performance Period.

3.            Performance Criteria: The Award shall be earned based on the Company’s cumulative operating cash flow during the Performance Period, as determined based on the Net Cash Flow From Operations disclosed on the Company’s annual Form 10-K filings during the Performance Period. The Award Level shall be determined based on the following table:

Award Level	3-Year Cumulative Operating Cash Flow	payout percentage
Maximum	$352.8M or more	150% of Target Level
Target	$252M	100% of Target Level
Threshold	$189M	50% of Target Level
<Threshold	<$189M	0%

Any payment will be based on linear interpolation between Threshold, Target, and Maximum Award Levels.

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